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Exhibit 11
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                                                                                 Fiscal Year Ended
                                                                          ------------------------------
                                                                                 March 30,    April 1,
                                                                                   1996          1995
                                                                                   ----          ----
Primary Earnings Per Share Data:

    Net Income (Loss) for Year                                            $    (1,101,000)  $    767,000
                                                                          ---------------   ------------
    Weighted Average Number of Common and
       Common Equivalent Shares:
          Weighted Average Common Shares Outstanding
              During the Year                                                  30,041,652     24,511,058
          Common Equivalents: (1)
              Convertible Preferred Stock                                           ---        2,582,500
              Incremental Shares Issuable on Exercise
                of Warrants                                                         ---        4,381,789
              Incremental Shares Issuable on Exercise
                of Options                                                          ---        2,347,677
                                                                          ---------------   ------------
                Total Shares                                                   30,041,652     33,823,024
                                                                          ---------------   ------------

Primary Per Share Data                                                             ($0.04)        $0.02
                                                                                 ========         =====

Fully Diluted Per Share Data:

    Net Income (Loss) for Year                                            $    (1,101,000)  $    767,000
                                                                          ---------------   ------------
    Common and Common Equivalent Shares:
       Weighted Average Common Shares Outstanding
          During the Year                                                      30,041,652     24,511,058
       Common Equivalents: (1)
          Convertible Preferred Stock                                               ---        2,582,500
          Incremental Shares Issuable on Exercise
            of Warrants                                                             ---        5,310,983
          Incremental Shares Issuable on Exercise
            of Options                                                              ---        2,972,579
                                                                          ---------------   ------------
            Total Shares                                                       30,041,652     35,377,000
                                                                          ---------------   ------------

Fully Diluted Per Share Data                                                       ($0.04)         $0.02
                                                                                  ========         =====
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(1) In loss years common stock equivalents are not included in the calculations of the loss per share.